                                                         Free Writing Prospectus

                                                      Filed Pursuant to Rule 433

                                                  Registration No. 333-130789-04

-----Original Message-----
From: [Identifying Information Redacted]
Sent: Thursday, March 08, 2007 10:48 AM
Subject: * BSCMS 2007-PWR15 * Pricing Benchmarks

** BSCMS 2007-PWR15 PRICING BENCHMARKS **

 TSY:     PX            YLD             SWAPS:
 2YR    100-10 1/4     4.57790        2YR   39.75      11Yr   55.25
 3YR    100-21         4.50807        3YR   40.50      12Yr   57.50
 5YR    100-21 3/4     4.47085        4YR   42.25      13Yr   59.50
10YR    100-26         4.52226        5YR   46.00      14Yr   61.25
30YR    101-15+        4.65740        6YR   47.25      15Yr   63.00
                                      7YR   48.75
                                      8YR   50.25
                                      9YR   51.50
                                     10YR   53.25

STATEMENT REGARDING FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus you request it by calling toll free 1-866-803-9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, this communication relating to:

(1) these materials not constituting an offer (or a solicitation of an offer),

(2) no representation that these materials are accurate or complete and may not be updated, or

(3) these materials possibly being confidential,

are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

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Securities may not be suitable for all; contact your BSC rep for further info.
Trade recaps for your information at your request; not a confirmation.
Discrepancies governed by the confirmation. BSC not responsible for your use of this information. BSC a member of the NYSE. NASD and SIPC. Copyright Bear,
Stearns & Co. Inc.
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agreement or any information about any transaction, customer account or account activity contained in this communication.
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